Q2 News Release

Calgary, July 28, 2023	Exhibit 99.1

Imperial announces second quarter 2023 financial and operating results
•Quarterly net income of $675 million and cash flow from operating activities of $885 million
•Successful completion of planned turnaround activities at Kearl, Syncrude and Strathcona refinery
•Upstream production of 363,000 gross oil-equivalent barrels per day
•Refinery throughput of 388,000 barrels per day and capacity utilization of 90%
•Commenced facility construction on the Strathcona Renewable Diesel project
•Renewed annual normal course issuer bid (NCIB) to repurchase up to 5% of outstanding common shares, with plans to accelerate completion of the program prior to year end
•Declared third quarter dividend of 50 cents per share

	Second quarter			Six months
millions of Canadian dollars, unless noted	2023	2022	∆I	2023	2022	∆I
Net income (loss) (U.S. GAAP)	675	2,409	(1,734)	1,923	3,582	(1,659)
Net income (loss) per common share, assuming dilution (dollars)	1.15	3.63	(2.48)	3.29	5.36	(2.07)
Capital and exploration expenditures	493	314	+179	922	610	+312

Imperial reported estimated net income in the second quarter of $675 million, compared to net income of $1,248 million in the first quarter of 2023, driven by lower refining margins and planned turnaround activity. Quarterly cash flow from operating activities was $885 million, up from $821 million used in the first quarter of 2023.

“Imperial’s results in the second quarter reflect the safe and on-plan execution of significant turnaround activity across our Upstream and Downstream business lines,” said Brad Corson, Imperial's chairman, president and chief executive officer. “With substantial turnaround activity now behind us, we anticipate strong production in the second half of 2023."

Upstream production in the second quarter averaged 363,000 gross oil-equivalent barrels per day. At Kearl, quarterly total gross production averaged 217,000 barrels per day (154,000 barrels Imperial's share), primarily impacted by planned turnaround activity. In April, Kearl took delivery of its first-ever shipment of renewable diesel for use in its mine fleet as part of the company’s ongoing efforts to reduce emissions and demonstrate suitability for use in heavy equipment applications. At Cold Lake, quarterly gross production averaged 132,000 barrels per day, impacted by the timing of production and steam cycles. At Syncrude, the company's share of quarterly production averaged 66,000 gross barrels per day, primarily impacted by its annual coker turnaround.

In the Downstream, throughput in the quarter averaged 388,000 barrels per day with refinery capacity utilization of 90 percent, reflecting the impact of the planned turnaround at the Strathcona refinery. Petroleum product sales in the quarter were 475,000 barrels per day. In May, the Strathcona Renewable Diesel project passed a significant milestone with key contractors being mobilized to site to commence facility construction work.

“We support Canada’s vision for a lower-emission future, and I am encouraged to see the work now underway to build Canada’s largest renewable diesel facility,” said Corson. “The project remains on track for a 2025 start-up and is expected to produce more than 1 billion litres of renewable diesel annually to help meet strong demand under Canada's Clean Fuel Regulations and reduce reliance on costly imports,” said Corson.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Q2 News Release

During the quarter, Imperial returned $257 million to shareholders through dividend payments and declared a third quarter dividend of 50 cents per share. In June, Imperial renewed its annual normal course issuer bid program, allowing the company to repurchase up to five percent of its outstanding common shares over a 12-month period ending June 28, 2024.

“Imperial continues to demonstrate its long-standing commitment to returning surplus cash to shareholders and I am pleased to announce our plan to accelerate our NCIB share repurchases with a target of completing the program prior to year end,” said Corson.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED
Second quarter highlights
•Net income of $675 million or $1.15 per share on a diluted basis, compared to $2,409 million or $3.63 per share in the second quarter of 2022. Lower net income is primarily driven by lower commodity prices and increased planned turnaround activity.
•Cash flows from operating activities of $885 million, compared to cash flows from operating activities of $2,682 million in the same period of 2022. Cash flows from operating activities excluding working capital1 of $1,136 million, compared to $2,783 million in the same period of 2022.
•Capital and exploration expenditures totalled $493 million, up from $314 million in the second quarter of 2022.
•The company returned $257 million to shareholders in the second quarter of 2023 through dividends paid.
•Renewed share repurchase program, enabling the purchase of up to five percent of common shares outstanding, a maximum of 29,207,635 shares, during the 12-month period ending June 28, 2024. Imperial plans to accelerate its share purchases under the NCIB program and anticipates repurchasing all remaining allowable shares prior to year end. Purchase plans may be modified at any time without prior notice.
•Production averaged 363,000 gross oil-equivalent barrels per day, compared to 413,000 gross oil-equivalent barrels per day in the same period of 2022. Lower production is primarily driven by the timing of planned turnaround activity at Syncrude, production and steam cycle timing at Cold Lake and the absence of unconventional volumes following the sale of XTO Energy Canada in the third quarter of 2022.
•Total gross bitumen production at Kearl averaged 217,000 barrels per day (154,000 barrels Imperial's share), compared to 224,000 barrels per day (159,000 barrels Imperial's share) in the second quarter of 2022.
•Completed construction work on key mitigation efforts to expand the existing seepage interception system at Kearl. Additional monitoring and assessment work will occur in the coming months. Imperial continues to engage with local Indigenous communities, and is providing site tours and access for independent testing. To date, there is no indication of adverse impacts to wildlife or fish populations in nearby river systems, or risks to drinking water for local communities.
•First-ever delivery of renewable diesel to Kearl for use in mine fleet as part of the company's ongoing effort to reduce emissions and demonstrate suitability for use in heavy equipment applications.
•Gross bitumen production at Cold Lake averaged 132,000 barrels per day, compared to 144,000 barrels per day in the second quarter of 2022. Lower production was primarily due to timing of production and steam cycles.
•Finished drilling and completion of all wells and received final unit module for the Cold Lake Grand Rapids phase 1 (GRP1) project. GRP1 will be the first solvent-assisted SAGD project in industry and is expected to reduce greenhouse gas emissions intensity by up to 40% compared to existing cyclic steam stimulation technology. The project remains on track to achieve accelerated start-up with steam injection anticipated by year end 2023.
•The company's share of gross production from Syncrude averaged 66,000 barrels per day, compared to 81,000 barrels per day in the second quarter of 2022, primarily driven by timing of planned turnaround activity.
•Refinery throughput averaged 388,000 barrels per day, compared to 412,000 barrels per day in the second quarter of 2022. Capacity utilization was 90 percent, compared to 96 percent in the second quarter of 2022, reflecting the impact of the planned Strathcona turnaround in the quarter.

1 non-GAAP financial measure - see attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
•Started facility construction of the Strathcona Renewable Diesel project, with key contractors mobilizing to site. The project is designed to produce more than one billion litres of renewable diesel annually, primarily from locally sourced feedstocks, and could help reduce greenhouse gas emissions by about 3 million metric tonnes per year, as determined in accordance with Canada's Clean Fuel Regulations. Renewable diesel production expected to start in early 2025.
•Petroleum product sales were 475,000 barrels per day, compared to 480,000 barrels per day in the second quarter of 2022.
•Chemical net income of $71 million in the quarter, up from $53 million in the second quarter of 2022.
•Early work continues on the foundational carbon storage hub project for the Pathways Alliance, which is now working to obtain a carbon sequestration agreement from the Government of Alberta. Engineering and field work is underway to support a regulatory application later this year. Imperial is a founding member of the alliance, which continues to work collaboratively with both the Federal and Alberta governments on the policy and co-financing frameworks necessary to move the project forward.

IMPERIAL OIL LIMITED
Recent business environment

During the first half of 2023, the price of crude oil decreased as the global oil market saw higher inventory levels. In addition, the Canadian WTI/WCS spread continued to recover in the second quarter, but remains weaker than the first half of 2022. Refining margins declined on steady supply of diesel.

Operating results
Second quarter 2023 vs. second quarter 2022

	Second Quarter
millions of Canadian dollars, unless noted	2023	2022
Net income (loss) (U.S. GAAP)	675	2,409
Net income (loss) per common share, assuming dilution (dollars)	1.15	3.63

Upstream
Net income (loss) factor analysis
millions of Canadian dollars

Price – Lower bitumen realizations were primarily driven by lower marker prices and the widening WTI/WCS spread. Average bitumen realizations decreased by $43.63 per barrel, generally in line with WCS, and synthetic crude oil realizations decreased by $43.75 per barrel, generally in line with WTI.

Volumes – Lower volumes were primarily driven by the timing of planned turnaround activities at Syncrude, and production and steam cycle timing at Cold Lake.

Royalty – Lower royalties were primarily driven by weakened commodity prices.

Other – Includes favourable foreign exchange impacts of about $180 million, and lower operating expenses of about $130 million, resulting primarily from lower energy prices.

Marker prices and average realizations

	Second Quarter
Canadian dollars, unless noted	2023	2022
West Texas Intermediate (US$ per barrel)	73.56	108.52
Western Canada Select (US$ per barrel)	58.49	95.80
WTI/WCS Spread (US$ per barrel)	15.07	12.72
Bitumen (per barrel)	68.64	112.27
Synthetic crude oil (per barrel)	100.92	144.67
Average foreign exchange rate (US$)	0.74	0.78

IMPERIAL OIL LIMITED
Production

	Second Quarter
thousands of barrels per day	2023	2022
Kearl (Imperial's share)	154	159
Cold Lake	132	144
Syncrude (a)	66	81

Kearl total gross production (thousands of barrels per day)	217	224
(a)In the second quarter of 2023, Syncrude gross production included about 0 thousand barrels per day of bitumen and other products (2022 - 2 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Lower production at Cold Lake was primarily driven by timing of production and steam cycles.

Lower production at Syncrude was primarily driven by the timing of the annual coker turnaround.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker market conditions.

Other – Includes higher turnaround impacts of about $230 million, reflecting the planned turnaround activities at Strathcona refinery, partially offset by favourable foreign exchange impacts of about $110 million.

Refinery utilization and petroleum product sales

	Second Quarter
thousands of barrels per day, unless noted	2023	2022
Refinery throughput	388	412
Refinery capacity utilization (percent)	90	96
Petroleum product sales	475	480

Lower refinery throughput in the second quarter of 2023 reflects the impact of planned turnaround activities at the Strathcona refinery.

IMPERIAL OIL LIMITED
Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

Corporate and other

	Second Quarter
millions of Canadian dollars	2023	2022
Net income (loss) (U.S. GAAP)	(30)	(23)

Liquidity and capital resources

	Second Quarter
millions of Canadian dollars	2023	2022
Cash flow generated from (used in):
Operating activities	885	2,682
Investing activities	(489)	(230)
Financing activities	(263)	(2,734)
Increase (decrease) in cash and cash equivalents	133	(282)

Cash and cash equivalents at period end	2,376	2,867

Cash flow generated from operating activities primarily reflects lower Upstream realizations and Downstream margins.

Cash flow used in investing activities primarily reflects higher additions to property, plant and equipment, and lower proceeds from asset sales.

Cash flow used in financing activities primarily reflects:

	Second Quarter
millions of Canadian dollars, unless noted	2023	2022
Dividends paid	257	228
Per share dividend paid (dollars)	0.44	0.34
Share repurchases (a)	—	2,500
Number of shares purchased (millions) (a)	—	32.5
(a)The company did not purchase shares during the second quarter of 2023. In the second quarter of 2022, share repurchases were made under the company's substantial issuer bid that commenced on May 6, 2022 and expired on June 10, 2022, and included shares purchased from Exxon Mobil Corporation by way of a proportionate tender to maintain its ownership percentage at approximately 69.6 percent.

On June 27, 2023, the company announced by news release that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid and will continue its existing share purchase program. The program enables the company to purchase up to a maximum of 29,207,635 common shares during the period June 29, 2023 to June 28, 2024. This maximum includes shares purchased under the normal course issuer bid and from Exxon Mobil Corporation concurrent with, but outside of, the normal course issuer bid. As in the past, Exxon Mobil Corporation has advised the company that it intends to participate to maintain its ownership percentage at approximately 69.6 percent. The program will end should the company purchase the maximum allowable number of shares or on June 28, 2024. Imperial plans to accelerate its share purchases under the normal course issuer bid program, and anticipates repurchasing all remaining allowable shares prior to year end. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED
Six months 2023 vs. six months 2022

	Six Months
millions of Canadian dollars, unless noted	2023	2022
Net income (loss) (U.S. GAAP)	1,923	3,582
Net income (loss) per common share, assuming dilution (dollars)	3.29	5.36

Upstream
Net income (loss) factor analysis
millions of Canadian dollars

Price – Lower bitumen realizations were primarily driven by lower marker prices and the widening WTI/WCS spread. Average bitumen realizations decreased by $42.59 per barrel, generally in line with WCS, and synthetic crude oil realizations decreased by $29.68 per barrel, generally in line with WTI.

Volumes – Lower volumes were primarily driven by the timing of planned turnaround activities at Syncrude, and production and steam cycle timing at Cold Lake, partially offset by the absence of extreme cold weather and reduced unplanned downtime at Kearl.

Royalty – Lower royalties were primarily driven by weakened commodity prices.

Other – Includes favourable foreign exchange impacts of about $330 million, and lower operating expenses of about $50 million.

Marker prices and average realizations

	Six Months
Canadian dollars, unless noted	2023	2022
West Texas Intermediate (US$ per barrel)	74.77	101.77
Western Canada Select (US$ per barrel)	54.92	88.13
WTI/WCS Spread (US$ per barrel)	19.85	13.64
Bitumen (per barrel)	58.94	101.53
Synthetic crude oil (per barrel)	101.73	131.41
Average foreign exchange rate (US$)	0.74	0.79

IMPERIAL OIL LIMITED
Production

	Six Months
thousands of barrels per day	2023	2022
Kearl (Imperial's share)	169	146
Cold Lake	137	142
Syncrude (a)	71	79

Kearl total gross production (thousands of barrels per day)	238	205
(a)In 2023, Syncrude gross production included about 1 thousand barrels per day of bitumen and other products (2022 - 2 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by the absence of extreme cold weather, and reduced unplanned downtime as a result of the successful rollout of the winterization strategy.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker market conditions.

Other – Favourable foreign exchange impacts of about $190 million and improved volumes of about $110 million, partially offset by higher turnaround impacts of about $250 million, reflecting the planned turnaround activities at Strathcona refinery.

Refinery utilization and petroleum product sales

	Six Months
thousands of barrels per day, unless noted	2023	2022
Refinery throughput	403	406
Refinery capacity utilization (percent)	93	95
Petroleum product sales	465	464

Lower refinery throughput in 2023 reflects the impact of planned turnaround activities at the Strathcona refinery.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

IMPERIAL OIL LIMITED
Corporate and other

	Six Months
millions of Canadian dollars	2023	2022
Net income (loss) (U.S. GAAP)	(35)	(77)

Liquidity and capital resources

	Six Months
millions of Canadian dollars	2023	2022
Cash flow generated from (used in):
Operating activities	64	4,596
Investing activities	(903)	(509)
Financing activities	(534)	(3,373)
Increase (decrease) in cash and cash equivalents	(1,373)	714

Cash flow generated from operating activities primarily reflects unfavourable working capital impacts, including an income tax catch-up payment of $2.1 billion, as well as lower Upstream realizations and Downstream margins.

Cash flow used in investing activities primarily reflects higher additions to property, plant and equipment, and lower proceeds from asset sales.

Cash flow used in financing activities primarily reflects:

	Six Months
millions of Canadian dollars, unless noted	2023	2022
Dividends paid	523	413
Per share dividend paid (dollars)	0.88	0.61
Share repurchases (a)	—	2,949
Number of shares purchased (millions) (a)	—	41.4
(a)The company did not purchase shares during the six months ended June 30, 2023. In the six months ended June 30, 2022, share repurchases were made under the company's normal course issuer bid program and substantial issuer bid that commenced on May 6, 2022 and expired on June 10, 2022. Includes shares purchased from Exxon Mobil Corporation concurrent with, but outside of, the normal course issuer bid, and by way of a proportionate tender under the company's substantial issuer bid.

Key financial and operating data follow.

IMPERIAL OIL LIMITED
Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Similarly, discussion of emission-reduction future plans to drive towards net-zero emissions are dependent on future market factors, such as continued technological progress and policy support, and represent forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to the company’s long-standing commitment to returning surplus cash to shareholders, including purchases under the normal course issuer bid and plans to accelerate completion prior to year end; anticipating strong production and throughput in the second half of 2023; the company’s ongoing efforts to reduce emissions in its operations, including the impact of the use of renewable diesel at Kearl and demonstrating suitability for use in heavy equipment applications; the company’s Strathcona renewable diesel project, including timing, expected production, strong demand, the ability to reduce reliance on costly imports, and the reduction to greenhouse gas emissions; additional monitoring and assessment activities at Kearl related to seepage and engagement with local indigenous communities; the impact and timing of the Cold Lake Grand Rapids phase 1 project, including reductions to greenhouse gas emissions intensity; and progress of the Pathways Alliance carbon storage hub, including obtaining a sequestration agreement and timing of a regulatory application.

Forward-looking statements are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including the Strathcona renewable diesel project; for shareholder returns, assumptions such as cash flow forecasts, financing sources and capital structure, participation of the company’s majority shareholder and the results of periodic and ongoing evaluation of alternate uses of capital; the adoption and impact of new facilities or technologies on reductions to GHG emissions intensity, including but not limited to Strathcona renewable diesel, carbon capture and storage including in connection with hydrogen for the renewable diesel project, and any changes in the scope, terms, or costs of such projects; for renewable diesel, the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; that any required support from policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; performance of third party service providers; receipt of regulatory approvals in a timely manner; refinery utilization; applicable laws and government policies, including with respect to climate change, GHG emissions reductions and low carbon fuels; the ability to offset any ongoing inflationary pressures; capital and environmental expenditures; and commodity prices, foreign exchange rates and general market conditions could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices, the impact of COVID-19 on demand and the occurrence of wars; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; the results of research programs and new technologies, the ability to bring new technologies to commercial scale on a cost-competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; failure or delay of supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; political or regulatory events, including changes in law or government policy, environmental regulation including climate change and greenhouse gas regulation, and actions in response to COVID-19; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers; environmental risks inherent in oil and gas exploration and production activities; management effectiveness and disaster response preparedness; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports.

IMPERIAL OIL LIMITED
Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Forward-looking and other statements regarding Imperial's environmental, social and other sustainability efforts and aspirations are not an indication that these statements are necessarily material to investors or requiring disclosure in the company's filings with securities regulators. In addition, historical, current and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, company planning process, and alignment with our partners and other stakeholders.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

	Attachment I

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2023	2022	2023	2022

Net income (loss) (U.S. GAAP)
Total revenues and other income	11,819	17,307	23,940	29,993
Total expenses	10,935	14,141	21,411	25,293
Income (loss) before income taxes	884	3,166	2,529	4,700
Income taxes	209	757	606	1,118
Net income (loss)	675	2,409	1,923	3,582

Net income (loss) per common share (dollars)	1.16	3.63	3.29	5.37
Net income (loss) per common share - assuming dilution (dollars)	1.15	3.63	3.29	5.36

Other financial data
Gain (loss) on asset sales, after tax	10	3	18	19

Total assets at June 30			42,126	44,892

Total debt at June 30			4,144	5,166

Shareholders' equity at June 30			23,828	21,979

Capital employed at June 30			27,995	27,162

Dividends declared on common stock
Total	292	227	549	455
Per common share (dollars)	0.50	0.34	0.94	0.68

Millions of common shares outstanding
At June 30			584.2	636.7
Average - assuming dilution	585.3	664.4	585.3	668.1

IMPERIAL OIL LIMITED

	Attachment II

	Second Quarter		Six Months
millions of Canadian dollars	2023	2022	2023	2022

Total cash and cash equivalents at period end	2,376	2,867	2,376	2,867

Operating activities
Net income (loss)	675	2,409	1,923	3,582
Adjustments for non-cash items:
Depreciation and depletion	453	451	943	877
(Gain) loss on asset sales	(13)	(4)	(22)	(24)
Deferred income taxes and other	(15)	(149)	(71)	(480)
Changes in operating assets and liabilities	(251)	(101)	(2,626)	594
All other items - net	36	76	(83)	47
Cash flows from (used in) operating activities	885	2,682	64	4,596

Investing activities
Additions to property, plant and equipment	(499)	(333)	(928)	(637)
Proceeds from asset sales	9	102	23	126
Loans to equity companies - net	1	1	2	2
Cash flows from (used in) investing activities	(489)	(230)	(903)	(509)
Cash flows from (used in) financing activities	(263)	(2,734)	(534)	(3,373)

IMPERIAL OIL LIMITED

	Attachment III

	Second Quarter		Six Months
millions of Canadian dollars	2023	2022	2023	2022

Net income (loss) (U.S. GAAP)
Upstream	384	1,346	714	2,128
Downstream	250	1,033	1,120	1,422
Chemical	71	53	124	109
Corporate and other	(30)	(23)	(35)	(77)
Net income (loss)	675	2,409	1,923	3,582

Revenues and other income
Upstream	3,590	5,949	7,290	10,483
Downstream	12,735	18,785	26,217	32,830
Chemical	437	563	870	1,034
Eliminations / Corporate and other	(4,943)	(7,990)	(10,437)	(14,354)
Revenues and other income	11,819	17,307	23,940	29,993

Purchases of crude oil and products
Upstream	1,432	2,357	2,975	4,247
Downstream	11,133	16,261	22,329	28,773
Chemical	263	401	537	716
Eliminations	(4,972)	(7,998)	(10,507)	(14,365)
Purchases of crude oil and products	7,856	11,021	15,334	19,371

Production and manufacturing
Upstream	1,256	1,423	2,543	2,672
Downstream	475	418	886	774
Chemical	54	67	112	121
Eliminations	—	—	—	—
Production and manufacturing	1,785	1,908	3,541	3,567

Selling and general
Upstream	—	—	—	—
Downstream	160	153	317	300
Chemical	22	22	48	45
Eliminations / Corporate and other	24	16	27	71
Selling and general	206	191	392	416

Capital and exploration expenditures
Upstream	303	233	624	455
Downstream	152	69	226	137
Chemical	5	2	9	3
Corporate and other	33	10	63	15
Capital and exploration expenditures	493	314	922	610
Exploration expenses charged to Upstream income included above	1	1	2	3

IMPERIAL OIL LIMITED

	Attachment IV

Operating statistics	Second Quarter		Six Months
	2023	2022	2023	2022

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	154	159	169	146
Cold Lake	132	144	137	142
Syncrude (a)	66	81	71	79
Conventional	5	11	5	11
Total crude oil production	357	395	382	378
NGLs available for sale	—	2	—	1
Total crude oil and NGL production	357	397	382	379

Gross natural gas production (millions of cubic feet per day)	35	98	36	105

Gross oil-equivalent production (b)	363	413	388	397
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	144	145	157	134
Cold Lake	105	101	112	104
Syncrude (a)	61	63	65	61
Conventional	5	10	5	11
Total crude oil production	315	319	339	310
NGLs available for sale	—	1	—	1
Total crude oil and NGL production	315	320	339	311

Net natural gas production (millions of cubic feet per day)	32	95	36	98

Net oil-equivalent production (b)	320	336	345	327
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	211	221	236	205
Cold Lake blend sales (thousands of barrels per day)	174	191	182	189
NGL sales (thousands of barrels per day)	—	2	—	1

Average realizations (Canadian dollars)
Bitumen (per barrel)	68.64	112.27	58.94	101.53
Synthetic crude oil (per barrel)	100.92	144.67	101.73	131.41
Conventional crude oil (per barrel)	64.33	115.80	64.65	106.99
NGL (per barrel)	—	69.19	—	66.98
Natural gas (per thousand cubic feet)	2.36	6.81	2.73	5.98

Refinery throughput (thousands of barrels per day)	388	412	403	406
Refinery capacity utilization (percent)	90	96	93	95

Petroleum product sales (thousands of barrels per day)
Gasolines	231	229	222	219
Heating, diesel and jet fuels	176	179	180	176
Lube oils and other products	42	49	42	49
Heavy fuel oils	26	23	21	20
Net petroleum products sales	475	480	465	464
Petrochemical sales (thousands of tonnes)	220	222	438	432
(a)Syncrude gross and net production included bitumen and other products that were exported to the operator’s facilities using an existing interconnect pipeline.

Gross bitumen and other products production (thousands of barrels per day)	—	2	1	2
Net bitumen and other products production (thousands of barrels per day)	—	2	1	2
(b)Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

	Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	—
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Third Quarter	908	1.29
Fourth Quarter	813	1.18
Year	2,479	3.48

2022
First Quarter	1,173	1.75
Second Quarter	2,409	3.63
Third Quarter	2,031	3.24
Fourth Quarter	1,727	2.86
Year	7,340	11.44

2023
First Quarter	1,248	2.13
Second Quarter	675	1.15
Year	1,923	3.29
(a)Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED
Attachment VI

Non-GAAP financial measures and other specified financial measures
Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G and Item 10(e) of Regulation S-K, and “specified financial measures” under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital
Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

Reconciliation of cash flows from (used in) operating activities excluding working capital

	Second Quarter		Six Months
millions of Canadian dollars	2023	2022	2023	2022
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	885	2,682	64	4,596

Less changes in working capital
Changes in operating assets and liabilities	(251)	(101)	(2,626)	594
Cash flows from (used in) operating activities excl. working capital	1,136	2,783	2,690	4,002

IMPERIAL OIL LIMITED
Free cash flow
Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

Reconciliation of free cash flow

	Second Quarter		Six Months
millions of Canadian dollars	2023	2022	2023	2022
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	885	2,682	64	4,596

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(499)	(333)	(928)	(637)
Proceeds from asset sales	9	102	23	126
Loans to equity companies - net	1	1	2	2
Free cash flow	396	2,452	(839)	4,087

Net income (loss) excluding identified items
Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment in a given quarter may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is "Net income (loss)" within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.

Reconciliation of net income (loss) excluding identified items
There were no identified items in the second quarter or year-to-date 2023 and 2022.

IMPERIAL OIL LIMITED
Cash operating costs (cash costs)
Cash operating costs is a non-GAAP financial measure that consists of total expenses, less purchases of crude oil and products, federal excise taxes and fuel charge, financing, and costs that are non-cash in nature, including depreciation and depletion, and non-service pension and postretirement benefit. The components of cash operating costs include "Production and manufacturing", "Selling and general" and "Exploration" from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serve as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is "Total expenses" within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2023	2022	2023	2022
From Imperial's Consolidated statement of income
Total expenses	10,935	14,141	21,411	25,293
Less:
Purchases of crude oil and products	7,856	11,021	15,334	19,371
Federal excise taxes and fuel charge	598	553	1,127	1,032
Depreciation and depletion	453	451	943	877
Non-service pension and postretirement benefit	20	5	40	9
Financing	16	11	32	18
Cash operating costs	1,992	2,100	3,935	3,986

Components of cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2023	2022	2023	2022
From Imperial's Consolidated statement of income
Production and manufacturing	1,785	1,908	3,541	3,567
Selling and general	206	191	392	416
Exploration	1	1	2	3
Cash operating costs	1,992	2,100	3,935	3,986

Segment contributions to total cash operating costs

	Second Quarter		Six Months
millions of Canadian dollars	2023	2022	2023	2022
Upstream	1,257	1,424	2,545	2,675
Downstream	635	571	1,203	1,074
Chemicals	76	89	160	166
Corporate / Eliminations	24	16	27	71
Cash operating costs	1,992	2,100	3,935	3,986

IMPERIAL OIL LIMITED
Unit cash operating cost (unit cash costs)
Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

Components of unit cash operating cost

	Second Quarter
	2023				2022
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,256	526	282	412	1,423	578	396	380
Selling and general	—	—	—	—	—	—	—	—
Exploration	1	—	—	—	1	—	—	—
Cash operating costs	1,257	526	282	412	1,424	578	396	380

Gross oil-equivalent production	363	154	132	66	413	159	144	81
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	38.05	37.53	23.48	68.60	37.89	39.95	30.22	51.55
USD converted at the quarterly average forex	28.16	27.77	17.38	50.76	29.55	31.16	23.57	40.21
2023 US$0.74; 2022 US$0.78

	Six Months
	2023				2022
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	2,543	1,084	584	811	2,672	1,099	718	728
Selling and general	—	—	—	—	—	—	—	—
Exploration	2	—	—	—	3	—	—	—
Cash operating costs	2,545	1,084	584	811	2,675	1,099	718	728

Gross oil-equivalent production	388	169	137	71	397	146	142	79
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	36.24	35.44	23.55	63.11	37.23	41.59	27.94	50.91
USD converted at the YTD average forex	26.82	26.23	17.43	46.70	29.41	32.86	22.07	40.22
2023 US$0.74; 2022 US$0.79

(a)Upstream includes Imperial's share of Kearl, Cold Lake, Syncrude and other.